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                                                                    Exhibit 23.2



The Board of Directors
Neoprobe Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 33-72700, 33-73622, 33-93438, 33-93858, 333-15989), on Form SB-2 (No.
33-86000) and on Form S-8 (Nos. 33-70074, 33-81410, and 333-05143) of Neoprobe
Corporation of our report dated February 14, 2000, relating to the consolidated balance sheets of Neoprobe Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the December 31, 1999, annual report on Form 10-K of Neoprobe Corporation.


                                                  /s/ KPMG LLP

Columbus, Ohio
March 30, 1999